UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

ROCKWELL MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road, Wixom, Michigan 48393

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (248) 960-9009

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2014, Rockwell Medical, Inc. (the “Company”) held its Annual Meeting of Shareholders.  At the Annual Meeting, as noted in Item 5.07 below, the shareholders approved an amendment of the Company’s Amended and Restated 2007 Long Term Incentive Plan, as amended (the “LTIP”), which had been previously approved by the Board of Directors of the Company on March 28, 2014 subject to shareholder approval.  The amendment increases the total number of common shares subject to the LTIP from 7,750,000 to 9,500,000 shares.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting of Shareholders on May 22, 2014, the shareholders voted to (1) reelect one incumbent director for a term expiring in 2017, (2) approve the non-binding proposal to approve the compensation of the Company’s named executive officers, (3) approve the amendment of the LTIP increasing the number of shares available for grants under the plan, and (4) ratify the selection of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for 2014.  Shareholders did not approve a shareholder proposal that was presented at the Annual Meeting recommending action to adopt a majority vote standard for the election of directors.  The following tables set forth the final voting results on each matter.

Director Nominee	For	Withheld	Broker Non-Votes
Kenneth L. Holt	14,271,502	3,167,856	19,045,132

Proposal	For	Against	Abstain	Broker Non- Votes
Approve a non-binding proposal to approve the compensation of the Company’s named executive officers	12,388,704	4,914,986	135,668	19,045,132
Approve amendment of LTIP	10,318,793	6,916,712	131,853	19,045,132
Ratify the selection of Plante & Moran, PLLC	36,034,478	356,499	93,513	—
Shareholder proposal re majority vote standard in director elections	7,057,063	10,069,465	305,830	19,052,132

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: May 28, 2014	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer